Exhibit 10(m)
WD-40 COMPANY
2016 STOCK INCENTIVE PLAN

FY 20__ PERFORMANCE SHARE UNIT RESTRICTED STOCK AWARD GRANT NOTICE AND ACCEPTANCE

Maximum Number of PSUs: The “Vest Quantity” Shown Above
Performance Measurement Year End: August 31, 20__
Vesting Date: August 31, 20__, Subject to Compensation Committee Certification of Performance Achievement
Settlement Date: See Below
Grant Date: October __, 20__

FY 20__ PERFORMANCE SHARE UNIT AWARD AGREEMENT

Pursuant to your Performance Share Unit Restricted Stock Award Grant Notice and Acceptance (“Grant Notice”) and this Performance Share Unit Award Agreement (“Agreement”), WD-40 Company, a Delaware corporation (the “Company”), has awarded to you Performance Share Units (“PSUs”) under the WD-40 Company 2016 Stock Incentive Plan (as amended from time to time, the “Plan”) with respect to the “Maximum Number” of Shares of the Company’s Common Stock indicated in your Grant Notice. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.
The details of your PSUs are as follows:
1.    Number of Shares; Adjustment. The number of Shares to be issued to you upon settlement of your PSUs as referenced in your Grant Notice will be determined under the performance vesting provisions in Paragraph 3 of this Agreement equal to a percentage (the “Applicable Percentage”) of the Maximum Number of PSUs set forth in your Grant Notice. The Maximum Number of PSUs prior to performance vesting, or the resulting number of Shares determined upon performance vesting, may be adjusted from time to time upon changes in capitalization of the Company pursuant to Section 18 of the Plan.
2.    No Payment of Dividend Equivalents. Dividend Equivalents are not payable with respect to your PSUs. Following the issuance of Shares to you upon settlement of your award as provided for herein, you will then be entitled to receive dividends as and when declared upon the Shares by the Company.
3.    Performance Vesting. Your PSUs will be eligible to vest following a performance measurement period of one year that is the current fiscal year of the Company (the “Measurement Year”). Following the conclusion of the Measurement Year, the Committee shall meet, either at its regularly scheduled quarterly meeting or at a special meeting of the Committee called prior to the Company’s release of its annual earnings for the Measurement Year, but in all events within sixty (60) days following the end of the Measurement Year, to review performance attained and compare it to the performance measure set forth on Exhibit A attached hereto. The Committee will certify the Adjusted Global

EBITDA achieved and the Applicable Percentage of the Maximum Number of PSUs to vest and resulting number of Shares to be issued to you (the date of such certification, the “Certification Date”). Except for termination of employment by reason of death or Disability (as defined below), or as otherwise provided for herein or in the Plan or a written agreement between you and the Company, in the event of your termination of employment with the Company or a Subsidiary for any reason (“Termination of Employment”), including Retirement (as defined below), resignation or termination by the Company or a Subsidiary, prior to August 31 of the Measurement Year, your PSUs will be forfeited.
4.    Vesting on Death or Disability. In the event of your Termination of Employment by reason of your death or Disability prior to August 31 of the Measurement Year and prior to a Change in Control, a pro-rated portion of your PSUs will remain eligible to vest pursuant to this Agreement (a) on the Certification Date based on achievement of the performance measure and determination of the Applicable Percentage as determined pursuant to Paragraph 3 or (b) if earlier, upon a Change in Control as provided in Paragraph 5 below, as applicable. If such Termination of Employment by reason of your death or Disability occurs following a Change in Control that occurs prior to August 31 of the Measurement Year, such pro-rated vesting will be applied to the RSUs (as defined below) issued to you following such Change in Control pursuant to Paragraph 5 below. Such pro-ration will be determined on a pro-rata monthly basis, including full credit for partial months during the Measurement Year elapsed through the effective date of your Termination of Employment. “Retirement”, for purposes of this Agreement, means your Termination of Employment (for any reason other than termination by the Company or a Subsidiary for Cause): (i) after attainment of age sixty-five (65), or (ii) after attainment of age fifty-five (55) provided that you have been in Continuous Service with the Company or a Subsidiary for not less than ten (10) years. “Disability,” for purposes of this Agreement, means a permanent and total disability under Section 22(e)(3) of the Code, provided that such disability also qualifies as a “disability” for purposes of Section 409A of the Code (“Section 409A”). In the event of your Termination of Employment prior to Retirement by reason of your voluntary resignation or termination by the Company or a Subsidiary for reasons other than Cause, the Committee shall have discretion to provide for pro-rata vesting as provided for hereinabove.
5.    Change in Control Vesting. Except as provided for herein, the provisions of Section 19 of the Plan shall apply to your PSUs in the event of a Change in Control of the Company (as defined in the Plan). For purposes of applying Section 19(a)(iii) of the Plan, in the event of a Change in Control prior to the end of the Measurement Year, a portion of the award equal to (a) 50% of the Maximum Number of PSUs multiplied by (b) a fraction representing the number of full or partial months during the Measurement Year elapsed through the date of the Change in Control, shall be treated as time-based Restricted Stock Units (“RSUs”) that will vest on August 31 of the Measurement Year, subject to your continued employment through such date, and further subject to Paragraph 4 above, Section 19(a)(ii) of the Plan or as otherwise provided for in a written agreement between you and the Company, and any remaining PSUs shall be forfeited.
If a Change in Control occurs after the end of the Measurement Year, but before the Final Payment Date has occurred, you will have the right to receive Shares in respect of vested PSUs as provided in Paragraph 6 below, or the dollar value equivalent thereof, at the Company’s option, with such number of vested PSUs to be determined in accordance with the vesting provisions of Paragraph 3 of this Agreement (which determination shall occur no later than the date of such Change in Control), and any resulting vested PSUs will be deemed vested for all purposes as of the date of such Change in Control.

6.    Delivery of Shares. Subject to Paragraphs 5, 7, 8, 11 and 15 of this Agreement, your vested PSUs shall be settled solely in a number of whole Shares (which Shares shall be Restricted Stock (as defined below) to the extent provided in Paragraph 7 below) issued to you within thirty (30) days following the earliest to occur of (the “Settlement Date”):
(a)    the earlier of the date that is the 3rd business day following the Company’s public release of its annual earnings for the Measurement Year or November 15 of the fiscal year immediately following the Measurement Year (the “Final Payment Date”);
(b)    in the event of your Termination of Employment following a Change in Control but prior to the Final Payment Date, the effective date of your Termination of Employment; or
(c)    to the extent any portion of your PSUs vest upon a Change in Control of the Company pursuant to Section 19 of the Plan or Paragraph 5 above, the date of the Change in Control.
7.    Restricted Stock. The Shares issued to you upon settlement of your vested PSUs on the Settlement Date shall be subject to the restrictions in this Paragraph 7 until your Termination of Employment (“Restricted Stock”). During such period of restriction, the Restricted Stock may not be sold, transferred or disposed of by you, other than by will or by the laws of descent and distribution. In the event of a Change in Control, the restrictions upon sale, transfer or disposition of your Restricted Stock shall be removed as of the closing or expiration of such transaction so that the Restricted Stock may be tendered for acceptance of any cash or exchange offer made in connection with such transaction. In addition, in the event this award is settled in Shares on or following the date of a Change in Control, the restrictions in this Paragraph 7 shall not apply to any such Shares issued upon settlement of this award. Each Share of Restricted Stock shall bear the following restrictive endorsements which may be removed at such time as the restrictions have expired:
“The shares represented by this certificate are subject to transfer restrictions in accordance with the terms of a Performance Share Unit Restricted Stock Award Agreement between the holder and the Corporation, a copy of which may be obtained without charge by written request delivered to the Corporation.”
8.    Securities Law Compliance. Notwithstanding anything to the contrary contained herein, Shares may not be issued upon settlement of this award unless the Shares are then registered under the Securities Act of 1933, as amended (the “Securities Act”) or, if such Shares are not then so registered, the Committee or the Board has determined that such issuance would be exempt from the registration requirements of the Securities Act. The issuance of such Shares must also comply with other applicable laws and regulations governing such Shares, and the issuance of such Shares may be delayed if the Committee or the Board determines that such issuance would not be in compliance with such laws and regulations, provided that issuance of the Shares shall be completed as soon as reasonably practicable following the first date on which the Company anticipates or should reasonably anticipate that issuing the Shares would not cause a violation or such earlier date as required to avoid causing this award to fail to be exempt from or to otherwise comply with Section 409A of the Code.

9.    Transferability. Your PSUs are not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party (your “Beneficiary”) who, in the event of your death, shall then be entitled to receive the Shares issuable upon settlement of this award payable as a result of your death, if any.
10.    Agreement Not a Service Contract or Obligation to Continue Service. This Agreement is not an employment or service contract, and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or Subsidiary as an employee for any period of time. In addition, nothing in this Agreement shall obligate the Company or a Subsidiary to continue your employment for any period of time.
11.    Satisfaction of Tax Withholding Obligations.
(a)    At the time of issuance of Shares to you pursuant to the settlement of this award (or earlier, if applicable) to the extent required by law or applicable regulation, the Company shall withhold from the Shares otherwise issuable to you a number of whole Shares having a Fair Market Value as of the Settlement Date equal to the minimum amount of taxes required to be withheld by law. The Fair Market Value of the withheld whole number of Shares that is in excess of the minimum amount of taxes required to be withheld shall be added to the deposit for your U.S. federal income tax withholding or, if you are an international taxpayer, such amount shall be added to the largest deposit of withheld tax required to be made by the Company or a Subsidiary on your behalf.
(b)    Your Shares may not be issued unless the tax withholding obligations of the Company or Subsidiary, if any, are satisfied. Accordingly, the Company shall have no obligation to issue a certificate for such Shares until such tax withholding obligations are satisfied or otherwise provided for. Upon notice of the requirement for recovery from you of any amount due as a tax withholding obligation, you agree to promptly remit to the Company or Subsidiary the full amount due.
12.    Compensation Recovery. By executing this Agreement, you agree that all compensation received by you, including Awards under the Plan (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by you upon receipt or exercise of this Award or upon the receipt or resale of any Shares underlying this Award), shall be subject to reduction, cancellation, forfeiture and/or recoupment to the extent necessary to comply with any compensation recovery policy adopted by the Company, including, without limitation, the Policy for Recovery of Erroneously Awarded Compensation (as amended from time to time, the “Policy”), or any other Applicable Law, or to the extent that such forfeiture or repayment may be required by any other Applicable Law, notwithstanding any other agreement to the contrary. No recovery of compensation under any compensation recovery policy or Applicable Law will be an event that triggers or contributes to any right of a Participant to resign for “good reason” (or similar term) under the Plan or any other agreement with the Company or an Affiliate. You agree that you are not entitled to indemnification in connection with any forfeiture or repayment of any compensation recovery policy or requirement under Applicable Law and expressly waive any rights to such indemnification under the Company’s organizational documents or otherwise.
13.    Notices. Any notices provided for in the Plan or this Agreement shall be given electronically or in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
14.    Governing Plan Document. This Agreement is subject to all the provisions of the Plan, the provisions of which are incorporated by reference in this Agreement. This Agreement is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as specifically provided for herein, in the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.
15.    Code Section 409A Compliance. To the extent applicable, it is intended that this award and the Plan comply with the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Any provision that would cause the Plan or this award to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A. Notwithstanding anything to the contrary in this Agreement, in no event will any Shares issuable pursuant to this award be issued later than March 15th of the calendar year following the calendar year in which corresponding portion of the award has vested.
(a)    Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon your Termination of Employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).
(b)    Notwithstanding anything in this Agreement to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of the Shares issuable to you pursuant to this award shall not be provided to you prior to the earlier of (x) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (y) the date of your death. Within thirty (30) days following the expiration of the applicable foregoing period, all Shares deferred pursuant to the preceding sentence shall be issued to you (or your estate or beneficiaries), and any remaining Shares due to you under this Agreement shall be paid as otherwise provided herein.
(c)    Your right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.
(d)    Notwithstanding the foregoing, if a Change in Control would give rise to a payment or settlement event with respect to any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation Section 1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such payment or benefit, to the extent required by Section 409A.

END OF PERFORMANCE SHARE UNIT AGREEMENT
(Refer to PSU Award Grant Notice and Acceptance for Specific Grant Information)
EXHIBIT A

PERFORMANCE VESTING

In accordance with Paragraph 3 of the Performance Share Unit Award Agreement, the PSUs shall vest with respect to the Applicable Percentage of the Maximum Number of PSUs set forth in the following table, based on relative achievement within an established performance measure range of the Company’s reported earnings before interest, income taxes, depreciation (in operating departments) and amortization computed on a consolidated basis (“Global EBITDA”) for the Measurement Year, before deduction of the stock-based compensation expense for the vested PSUs awarded to all Plan participants for the Measurement Year and excluding EBITDA of the homecare and cleaning product line under the brands of Lava®, Carpet Fresh®, 2000 Flushes®, X-14®, Spot Shot®, 1001® and 1001 Carpet Fresh® in the Americas and the EIMEA segments and other non-operating income and expense amounts (“Adjusted Global EBITDA”).

Adjusted Global EBITDA	Applicable Percentage
≥ $	100%
$5%
< $	0%
$*	0%

* Implied zero percentage achievement level.

The Applicable Percentage will be determined on a straight-line sliding scale from the implied zero percentage achievement level to the maximum 100% Applicable Percentage achievement level but the Applicable Percentage shall not be less than 5%. For purposes of determining the Applicable Percentage, the calculated percentage is to be rounded to the nearest tenth of one percent and rounded upward from the midpoint. The number of vested PSUs is to be rounded to the nearest whole unit and rounded upward from the midpoint.

    For purposes of computing Global EBITDA the Company’s earnings are to be determined in accordance with the Company’s then applicable Generally Accepted Accounting Principles (currently U.S. GAAP) subject to such adjustments approved by the Committee or the Board at the time the Adjusted Global EBITDA amounts in the table above were approved.